EXHIBIT 10

LOAN AND SECURITY AGREEMENT
PREVIEW SYSTEMS, INC.

    This LOAN AND SECURITY AGREEMENT (this "Agreement") dated August 4, 2000, between SILICON VALLEY BANK, a California-chartered bank ("Bank") with its principal place of business at 3003 Tasman Drive, Santa Clara, CA 95054 and with a loan production office located at 11000 SW Stratus, Suite 170, Beaverton, OR 97008 and Preview Systems, Inc., a Delaware corporation ("Borrower") with its principal place of business located at 1195 West Fremont Boulevard, Number 2001, Sunnyvale, California 94087, provides the terms on which Bank will lend to Borrower and Borrower will repay Bank. The parties agree as follows:

1   ACCOUNTING AND OTHER TERMS

    Accounting terms not defined in this Agreement will be construed following GAAP. Calculations and determinations must be made following GAAP. The term "financial statements" includes the notes and schedules. The terms "including" and "includes" always mean "including (or includes) without limitation" in this or any Loan Document. Capitalized terms in this Agreement shall have the meanings set forth in Section 13. This Agreement shall be construed to impart upon Bank a duty to act reasonably at all times.

2   LOAN AND TERMS OF PAYMENT

    2.1  Credit Extensions.  Borrower will pay Bank the unpaid principal amount of all Credit Extensions and interest on the unpaid principal amount of the Credit Extensions.

    2.1.1  Revolving Advances.

    (a) Bank will make Advances not exceeding (i) the Committed Revolving Line minus the Cash Management Services sublimit set out in Section 2.1.4 below, minus (ii) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), and minus (iii) the FX Reserve. Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement.

    (b) To obtain an Advance, Borrower must notify Bank by facsimile or telephone by 3:00 p.m. Pacific time on the Business Day the Advance is to be made. Borrower must promptly confirm the notification by delivering to Bank the Payment/Advance Form attached as Exhibit B. Bank will credit Advances to Borrower's deposit account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Borrower will indemnify Bank for any loss Bank suffers due to that reliance.

    (c) Unless terminated per the terms of this Agreement, the Committed Revolving Line terminates on the Revolving Maturity Date, when all Advances are immediately payable.

    2.1.2  Letters of Credit.  Bank will issue or have issued Letters of Credit for Borrower's account not exceeding (i) the Committed Revolving Line minus (ii) the outstanding principal balance of the Advances, minus (iii) the Cash Management Services sublimit set out in Section 2.1.4 below, and minus (iv) the FX Reserve, but the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed $2,000,000.00. Each Letter of Credit will expire no later than 180 days after the Revolving Maturity Date provided Borrower's Letter of Credit reimbursement obligation is secured by cash on terms acceptable to Bank at any time upon the earlier of either the termination of this Agreement pursuant to its terms or after the Revolving Maturity Date if such date is not extended by Bank.

    2.1.3  Foreign Exchange Sublimit.  If there is availability under the Committed Revolving Line, then Borrower may enter into foreign exchange forward contracts with the Bank under which Borrower commits to purchase from or sell to Bank a set amount of foreign currency more than one business day after the contract date (the "FX Forward Contract"). Bank will subtract 10% of each outstanding FX Forward Contract from the foreign exchange sublimit which is a maximum of $1,000,000.00 (the "FX

Reserve"). The total FX Forward Contracts at any one time may not exceed 10 times the amount of the FX Reserve. Bank may, without notice, cease extending any additional FX Forward Contracts if an Event of Default or an event which, with notice or the passage of time or both, will become an Event of Default occurs. Bank may terminate the FX Forward Contracts then-outstanding if an Event of Default described in Section 8.4 or Section 8.5 occurs; in the event any other Event of Default occurs, Bank may terminate the FX Forward Contracts then-outstanding unless Borrower provides cash collateral to Bank in form and substance satisfactory to Bank and subject to no other Liens or claims in an amount equal to 30% of each outstanding FX Forward Contract.

    2.1.4  Cash Management Sublimit.  Borrower may use up to $1,000,000.00 for Bank's Cash Management Services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in the Cash Management Services Agreement (the "Cash Management Services"). All amounts payable to Bank under the Cash Management Services Agreement will be treated as an Advance under the Line of Credit.

    2.2  Overadvances.  If Borrower's Obligations under Sections 2.1.1, 2.1.2 and 2.1.3 exceed the Committed Revolving Line, Borrower must immediately pay in cash to Bank the excess.

    2.3  Interest Rate; Payments.

    (a)  Interest Rate.  Advances accrue interest on the outstanding principal balance at a per annum rate equal to the Prime Rate. After an Event of Default, Obligations accrue interest at 5 percent per annum above the rate effective immediately before the Event of Default. The interest rate increases or decreases when the Prime Rate changes. Interest is computed on a 360 day year for the actual number of days elapsed.

    (b)  Payments.  Interest is payable on the first day of each month. Bank may debit any of Borrower's deposit accounts including Account Number 3300098893 for principal and interest payments or any amounts Borrower owes Bank. Bank will notify Borrower when it debits Borrower's accounts. These debits are not a set-off. Payments received after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest accrue.

    2.4  Fees.  Borrower will pay to Bank:

    (a)  Unused Fee.  A fee (the "Unused Fee") on the average unused Committed Revolving Line amount during the applicable Unused Fee Calculation Period (defined below), computed at a per annum rate at a rate equal to 1/2% per annum of such average unused Committed Revolving Line amount. The Unused Fee will start to accrue on the Closing Date and will be due and payable in arrears on the first day of each calendar month (and on any date that the Committed Revolving Line is reduced and on the Maturity Date) for the immediately preceding month (or portion of a month) (each month or portion of a month for which the Unused Fee is payable under this Agreement is an "Unused Fee Calculation Period"), beginning with the first of those dates after the Closing Date; and

    (b)  Bank Expenses.  All Bank Expenses (including reasonable attorneys' fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Closing Date when due.

    2.5  Cancellation of Agreement By Borrower.  Provided an Event of Default has not occurred and is continuing, Borrower shall have the right to cancel the Committed Revolving Lineprior to the Revolving Maturity Date subject to the following terms and conditions:

    (a)  Notice.  Any such early cancellation of Committed Revolving Line shall be on at least ten (10) days' advance written notice to Bank and shall be effective only on and as of the first day of any month during the term hereof;

    (b)  Payment of Advances, Etc.  Except as expressly set out in this Section 2.5, Borrower shall pay in full all outstanding Advances and/or Obligations owed to Bank as of the effective date of the early cancellation;

    (c)  Payment of Fees, Etc.  Borrower shall pay in full all accrued portions of the Unused Fee, together with all other fees and charges otherwise due Bank pursuant to the terms of this Agreement, as of the effective date of the early cancellation.

    (d)  Letters of Credit.  Not later than the effective date of the cancellation of Committed Revolving Line, Borrower shall either retire any outstanding Letters of Credit or comply with the cash security requirements pertaining to outstanding Letters of Credit as provided in paragraph 2.1.2 above.

    (e)  FX Forward Contracts.  Not later than the effective date of the cancellation of the Committed Revolving Line, Borrower shall either retire any outstanding FX Forward Contracts or continue to perform pursuant to paragraph 2.1.3 above, unless any of same are terminated by Bank as provided in said paragraph. Notwithstanding anything else contained herein, any FX Forward Contracts outstanding after cancellation of the Committed Revolving Line shall be subject to the collateral requirements imposed by paragraph 2.1.3 above as though an Event of Default had occurred.

From and after the date of early cancellation of the Committed Revolving Line,, and except for outstanding Letters of Credit and continuing FX Forward Contracts not terminated, unless otherwise agreed in writing, Bank shall thereafter have no further commitments or obligations to Borrower under this Agreement. Notwithstanding the foregoing, Borrower's obligations under the terms of this Agreement, including but not limited to the grant of Collateral hereunder, shall remain in full force and effect until such time as all Obligations thereunder have been fully and finally paid.

3   CONDITIONS OF LOANS

    3.1  Conditions Precedent to Initial Credit Extension.  Bank's obligation to make the initial Credit Extension is subject to the condition precedent that it receive the agreements, documents, financial statements, certificates, assurances and fees required under the terms of this Agreement, including such additional agreements, documents, financial statements, certificates and assurances as it may reasonably request to accomplish the terms of this Agreement.

    3.2  Conditions Precedent to all Credit Extensions.  Bank's obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

    (a) timely receipt of any Payment/Advance Form; and

    (b) the representations and warranties in Section 5 must be materially true on the date of the Payment/ Advance Form and on the effective date of each Credit Extension and no Event of Default may have occurred and be continuing, or result from the Credit Extension. Each Credit Extension is Borrower's representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects.

4   CREATION OF SECURITY INTEREST

    4.1  Grant of Security Interest.  Borrower grants Bank a continuing security interest in all presently existing and later acquired Collateral to secure all Obligations and performance of each of Borrower's duties under the Loan Documents. Except for Permitted Liens, any security interest will be a first priority security interest in the Collateral. Bank may place a "hold" on any deposit account pledged as Collateral. Notwithstanding the foregoing, the security interest granted herein does not extend to and the term "Collateral" does not include any license or rights arising under any contract permitting Borrower's use of Intellectual Property to the extent (i) the granting of a security interest in it would be contrary to applicable law, or (ii) that such rights are nonassignable by their terms (but only to the extent such prohibition is enforceable under applicable law, including, without limitation, Section 9318(4) of the Code) without the consent of the licensor or other party (but only to the extent such consent has not been obtained). Except as disclosed on the Schedule, Borrower is not a party to, nor is bound by, any license or other agreement the loss of which, individually or in the aggregate, could reasonably be expected to have a materially adverse effect on Borrower's business or operations and that prohibits or otherwise restricts Borrower from granting a security interest in Borrower's interest in such license or agreement or any other property. Without prior notice to Bank, Borrower shall not enter into, or become bound by, any such license or agreement which is reasonably likely to have a material impact on Borrower's business or financial condition. Borrower shall take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for such licenses or rights under contracts to be deemed "Collateral" and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement, whether now existing or entered into in the future. If the Agreement is terminated, Bank's lien and security interest in the Collateral will continue until Borrower fully satisfies its Obligations.

5   REPRESENTATIONS AND WARRANTIES

    Borrower represents and warrants as follows:

    5.1  Due Organization and Authorization.  Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

    The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower's formations documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

    5.2  Collateral and Other Assets.

    (a) Borrower has good title to the Collateral, free of Liens except Permitted Liens. The Accounts are bona fide, existing obligations, and the service or property has been performed or delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. All Inventory is in all material respects of good and marketable quality, free from material defects.

    (b) Borrower is the sole owner of the Intellectual Property, except for non-exclusive licenses granted to its customers in the ordinary course of business and exclusive distribution rights for Borrower's or its Subsidiaries' products granted to a distributor within a specific sales territory in Borrower's ordinary course of business. The Intellectual Property is free of Liens except for (i) the rights of licensors and licensees described in the Schedule attached hereto and (ii) subparagraphs (e) and (f) of the definition of Permitted Liens set forth hereinafter. No part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no unresolved claim has been made that any part of the Intellectual Property violates the rights of any third party, in each case to the extent that the adverse decision(s) or claim(s) could reasonably be expected to cause a Material Adverse Change.

    5.3  Litigation.  Except as shown in reports filed with the Securities and Exchange Commission which have been delivered to the Bank on or before the date of this Agreement, there are no actions or proceedings pending or, to Borrower's knowledge, to the knowledge of Borrower's Responsible Officers and legal counsel, threatened by or against Borrower or any Subsidiary in which an adverse decision could reasonably be expected to cause a Material Adverse Change.

    5.4  No Material Adverse Change in Financial Statements.  All consolidated financial statements for Borrower and any Subsidiary delivered to Bank fairly present in all material respects Borrower's consolidated financial condition and Borrower's consolidated results of operations. There has not been any material deterioration in Borrower's consolidated financial condition since the date of the most recent financial statements submitted to Bank.

    5.5  Solvency.  The fair salable value of Borrower's assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; the Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

    5.6  Regulatory Compliance.  Borrower is not an "investment company" or a company "controlled" by an "investment company" under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could cause a Material Adverse Change. None of Borrower's or any Subsidiary's properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith and for which Borrower maintains adequate reserves on Borrower's Books in accordance with GAAP, and will deliver to Bank, on demand, appropriate certificates attesting to the payment or the contest and reserves maintained. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

    5.7  Subsidiaries.  Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

    5.8  Full Disclosure.  No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, taken together with all such certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results).

6   AFFIRMATIVE COVENANTS

    Borrower will do all of the following:

    6.1  Government Compliance.  Borrower will maintain its and all Subsidiaries' corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a material adverse effect on Borrower's business or operations. Borrower will comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower's business or operations or would reasonably be expected to cause a Material Adverse Change.

    6.2  Financial Statements, Reports, Certificates.

    (a) Borrower will deliver to Bank: (i) as soon as available, but no later than 45 days after the last day of each fiscal quarter Borrower's Form 10-Q filed with the Securities and Exchange Commission; (ii) as soon as available, but no later than 90 days after the end of Borrower's fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank; (iii) within 5 days of filing, copies of all statements, reports and notices made available to Borrower's security holders or to holders of any Subordinated Debt (but non-material, one-time information provided in fulfillment of individual, specific requests by individual security holders or to holders of any Subordinated Debt not otherwise provided or otherwise required by law or agreement to be provided need not be automatically provided to Bank), and all reports on Form 10-K and 8-K filed with the Securities and Exchange Commission; (iv) a prompt report of any legal actions pending or, to Borrower's knowledge, to the knowledge of Borrower's Responsible Officers and legal counsel, threatened against Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to Borrower or any Subsidiary of $100,000 or more; (v) prompt notice of any material adverse change in the composition of the Intellectual Property or the Collateral or knowledge of an event that materially adversely affects the value of the Intellectual Property or the Collateral; and (vi) budgets, sales projections, operating plans or other financial information Bank requests.

    (b) Within 45 days after the last day of each quarter, Borrower will deliver to Bank with the quarterly 10-Q reports a Compliance Certificate signed by a Responsible Officer in the form of Exhibit C.

    (c) Bank has the right to audit Borrower's Accounts at Borrower's expense, but the audits will be conducted no more often than once every 12 months unless an Event of Default has occurred and is continuing.

    6.3  Inventory; Returns.  Borrower will keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its account debtors will follow Borrower's customary practices as they exist at the Closing Date. Borrower must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than $100,000.

    6.4  Taxes.  Borrower will make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments except those being contested in good faith and for which Borrower maintains adequate reserves on Borrower's Books in accordance with GAAP, and will deliver to Bank, on demand, appropriate certificates attesting to the payment or the contest and reserves maintained.

    6.5  Insurance.  Borrower will keep its business and the Collateral insured for risks and in amounts as is usual and customary for businesses such as Borrower. Insurance policies will be in a form, with companies, and in amounts that are satisfactory to Bank exercising reasonable commercial discretion. All property policies will have a lender's loss payable endorsement showing Bank as a loss payee and all liability policies will show the Bank as an additional insured and provide that the insurer must give Bank at least 10 days notice before canceling its policy for failure to pay premiums and 20 days notice before canceling its policy for any other reason. At Bank's request, Borrower will deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy will, at Bank's option, be payable to Bank on account of the Obligations. If no Event of Default or event which, with notice or passage of time or both will become an Event of Default has occurred and is continuing, proceeds payable under any casualty policy will, at Borrower's option, be payable to Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest. If an Event of Default or event which, with notice or passage of time or both will become an Event of Default has occurred and is continuing, then, at Bank's option, proceeds payable under any policy will be payable to Bank on account of the Obligations.

    6.6  Primary Accounts.  Borrower will maintain its primary depository and operating accounts with Bank.

    6.7  Financial Covenants.

    Borrower will maintain as of the last day of each quarter, unless otherwise noted:

      (a)  Quick Ratio.  A ratio of Quick Assets to Current Liabilities of at least 3.0 to 1.0.

      (b)  Tangible Net Worth.  A Tangible Net Worth plus Subordinated Debt of at least $60,000,000.00.

    6.8  Maintenance of Intellectual Property Rights.  Borrower will: (i) protect, defend and maintain the validity and enforceability of the Intellectual Property, provided however, that Borrower shall not be so obligated under this clause if Borrower's board of directors has abandoned use of such Intellectual Property or otherwise noted in its minutes that it has determined not to protect, defend and maintain the validity and enforceability of the Intellectual Property; (ii) promptly advise Bank in writing of material infringements of the Intellectual Property; and (iii) not allow any Intellectual Property to be abandoned, forfeited or dedicated to the public without Bank's written consent.

    6.9  Further Assurances.  Borrower will execute any further instruments and take further action as Bank requests to perfect or continue Bank's security interest in the Collateral or to effect the purposes of this Agreement

7   NEGATIVE COVENANTS

    Borrower will not do any of the following without the Bank's written consent, which will not be unreasonably withheld:

    7.1  Dispositions.  Convey, sell, lease, transfer or otherwise dispose of (collectively a "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than a Transfer of (i) Inventory in the ordinary course of business; (ii) non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (iii) exclusive distribution rights for Borrower's or its Subsidiaries' products granted to a distributor within a specific sales territory in Borrower's ordinary course of business; (iv) worn-out, obsolete or surplus Equipment; (v) defaulted Accounts to a collection agency in the ordinary course of business; or (vi) Permitted Investments other than investments in Subsidiaries so long as such Transfers are in the ordinary course of Borrower's business and are for full and fair consideration or, to the extent that reasonable commercial practice dictates, consideration which is fair and commercially reasonable in the circumstances. For purposes of this Section, encumbrances will not be considered to be a "Transfer," but are governed by Section 7.5 below.

    7.2  Changes in Business, Ownership or Business Locations.  Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or have a change in its ownership of greater than 25%. Borrower will not, without at least 30 days prior written notice to Bank, relocate its principal executive office or add any new offices or business locations.

    7.3  Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where (i) Borrower is the surviving entity, (ii) such transactions do not result in a decrease of more than 25% of Tangible Net Worth, and (iii) no Event of Default has occurred and is continuing or would exist after giving effect to the transactions. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

    7.4  Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

    7.5  Encumbrance.  Except for Permitted Liens, (i) create, incur, or allow any Lien on any of its property except for non-exclusive licenses granted to its customers in the ordinary course of business and exclusive distribution rights for Borrower's or its Subsidiaries' products granted to a distributor within a specific sales territory in Borrower's ordinary course of business, or (ii) assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so or (iii) permit Bank's first priority security interest in the Collateral to change (the similar provisions contained in the definition of "Permitted Liens" being expressly retained). Create, incur, or allow any Lien on any of its Intellectual Property, except for (i) the rights of licensors and licensees described in the Schedule attached hereto and (ii) subparagraphs (e) and (f) of the definition of Permitted Liens set forth hereinafter;

Borrower shall execute a separate negative pledge agreement with respect to such Intellectual Property in form and substance satisfactory to Bank. Create, incur, or allow any Lien on any of its cash, except that Borrower may create, incur, or allow Liens on cash in the form of cash security deposits pursuant to a lease of real property or equipment of up to $150,000.00 with respect to any single Lien and up to $1,000,000.00 in the aggregate with respect to all Liens outstanding at any one time.

    7.6  Investments.  Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so.

    7.7  Transactions with Affiliates.  Directly or indirectly enter or permit any material transaction with any Affiliate, except transactions that are in the ordinary course of Borrower's business, on terms less favorable to Borrower than would be obtained in an arm's length transaction with a non-affiliated Person; provided, however, that this provision shall not prohibit Borrower from making capital contributions to any wholly-owned Subsidiary so long as such capitalization is in the ordinary course of Borrower's business, is commercially reasonable in the circumstances and would not otherwise cause an Event of Default or event which, with notice or passage of time or both, would become an Event of Default.

    7.8  Subordinated Debt.  Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to payment or collateralization of the Subordinated Debt, without Bank's prior written consent.

    7.9  Compliance.  Undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Advance for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if any of the foregoing actions could reasonably be expected to have a material adverse effect on Borrower's business or operations or cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

8   EVENTS OF DEFAULT

    Any one of the following is an Event of Default:

    8.1  Payment Default.  Borrower fails to pay any of the Obligations within 3 days after its due date. During the additional period the failure to cure the default is not an Event of Default (but no Credit Extensions will be made during the cure period);

    8.2  Covenant Default.  Borrower does not perform any obligation in Section 6 or violates any covenant in Section 7 or does not perform or observe any other material term, condition or covenant in this Agreement, any Loan Documents, or in any agreement between Borrower and Bank and as to any default under a term, condition or covenant that can be cured, has not cured the default within 10 days after it occurs, or if the default cannot be cured within 10 days or cannot be cured after Borrower's attempts in the 10 day period, and the default may be cured within a reasonable time, then Borrower has an additional time, (of not more than 30 days) to attempt to cure the default. During the additional period the failure to cure the default is not an Event of Default (but no Credit Extensions will be made during the cure period);

    8.3  Material Adverse Change.  (i) A material impairment of the prospect of repayment of any portion of the Obligations occurs; or (ii) a material impairment of the value (other than normal depreciation) or priority of Bank's security interests in the Collateral occurs;

    8.4  Attachment.  (i) Any material portion of Borrower's assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in 10 days; (ii) Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; (iii) a judgment or other claim becomes a Lien on a material portion of Borrower's assets; or (iv) a notice of lien, levy, or assessment is filed against any of Borrower's assets by any government agency and not paid within 10 days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions will be made during the cure period);

    8.5  Insolvency.  (i) Borrower becomes insolvent; (ii) Borrower begins an Insolvency Proceeding; or (iii) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within 30 days (but no Credit Extensions will be made before any Insolvency Proceeding is dismissed);

    8.6  Other Agreements.  If there is a default in any agreement between Borrower and a third party that gives the third party the right to accelerate any Indebtedness exceeding $100,000 or that could reasonably be expected to cause a Material Adverse Change;

    8.7  Judgments.  If a money judgment(s) in the aggregate of at least $100,000 is rendered against Borrower and is unsatisfied and unstayed for 10 days (but no Credit Extensions will be made before the judgment is stayed or satisfied);

    8.8  Misrepresentations.  If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any communication delivered to Bank or to induce Bank to enter this Agreement or any Loan Document.

9   BANK'S RIGHTS AND REMEDIES

    9.1  Rights and Remedies.  When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

    (a) Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

    (b) Stop advancing money or extending credit for Borrower's benefit under this Agreement or under any other agreement between Borrower and Bank;

    (c) Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable;

    (d) Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower will assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank's rights or remedies;

    (e) Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

    (f)  Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower's labels, Patents, Copyrights, Mask Works, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank's exercise of its rights under this Section, Borrower's rights under all licenses and all franchise agreements inure to Bank's benefit, and

    (g) Dispose of the Collateral according to the Code.

    9.2  Power of Attorney.  When an Event of Default occurs and continues, Borrower irrevocably appoints Bank as its lawful attorney to: (i) endorse Borrower's name on any checks or other forms of payment or security; (ii) sign Borrower's name on any invoice or bill of lading for any Account or drafts against account debtors, (iii) make, settle, and adjust all claims under Borrower's insurance policies; (iv) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; and (v) transfer the Collateral into the name of Bank or a third party as the Code permits. Bank may exercise the power of attorney to sign Borrower's name on any documents necessary to perfect or continue the perfection of any security interest in the Collateral regardless of whether an Event of Default has occurred. Bank's appointment as Borrower's attorney in fact, and all of Bank's rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank's obligation to provide Credit Extensions terminates.

    9.3  Accounts Collection.  When an Event of Default or an event which, with notice or the passage of time or both will become an Event of Default occurs and continues, Bank may notify any Person owing Borrower money of Bank's security interest in the funds and verify the amount of the Account. When an Event of Default or an event which, with notice or the passage of time or both will become an Event of Default occurs and continues, Borrower must collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the account debtor, with proper endorsements for deposit.

    9.4  Bank Expenses.  If Borrower fails to pay any amount or furnish any required proof of payment to third persons, Bank may make all or part of the payment or obtain insurance policies required in Section 6.5, and take any action under the policies Bank deems prudent. Any amounts paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then applicable rate and secured by the Collateral. No payments by Bank are deemed an agreement to make similar payments in the future or Bank's waiver of any Event of Default.

    9.5  Bank's Liability for Collateral.  If Bank complies with reasonable banking practices, it is not liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person. Borrower bears all risk of loss, damage or destruction of the Collateral not caused solely by the gross negligence or willful misconduct of Bank.

    9.6  Remedies Cumulative.  Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank's exercise of one right or remedy is not an election, and Bank's waiver of any Event of Default is not a continuing waiver. Bank's delay is not a waiver, election, or acquiescence. No waiver is effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

    9.7  Demand Waiver.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guaranties held by Bank on which Borrower is liable.

10  NOTICES

    All notices or demands by any party to this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile at the addresses listed at the beginning of this Agreement. A Party may change its notice address by giving the other Party written notice.

11  CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

    California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS ARISING OUT OF SUCH LOAN DOCUMENTS OR TRANSACTIONS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12  GENERAL PROVISIONS

    12.1  Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or Obligations under it without Bank's prior written consent which may be granted or withheld in Bank's discretion. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits under this Agreement, the Loan Documents or any related agreement.

    12.2  Indemnification.  Borrower will indemnify, defend and hold harmless Bank and its officers, employees and agents against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys' fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

    12.3  Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

    12.4  Severability of Provision.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

    12.5  Amendments in Writing, Integration.  All amendments to this Agreement must be in writing signed by both Bank and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter, and supersedes prior or contemporaneous negotiations or agreements. All prior or contemporaneous agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

    12.6  Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, are one Agreement.

    12.7  Survival.  All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligations of Borrower in Section 12.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run.

    12.8  Confidentiality.  In handling any confidential information, Bank will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (i) to Bank's subsidiaries or affiliates in connection with their present or prospective business relations with Borrower; (ii) to prospective transferees or purchasers of any interest in the Loans; (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Bank's examination or audit; and (v) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in Bank's possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (b) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

    12.9  Attorneys' Fees, Costs and Expenses.  In any action or proceeding between Borrower and Bank arising out of the Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys' fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled, whether or not a lawsuit is filed.

13  DEFINITIONS

    13.1  Definitions.

    "Accounts" are any and right, title and interest of Borrower of any nature in and to all accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower's Books relating to any of the foregoing, in each case whether now or later existing, created, acquired or held.

    "Advance" or "Advances" is a loan advance (or advances) under the Committed Revolving Line.

    "Affiliate" of a Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person's senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person's managers and members.

    "Bank Expenses" are all audit fees and expenses and reasonable costs or expenses (including reasonable attorneys' fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

    "Borrower's Books" are all Borrower's books and records including ledgers, records regarding Borrower's assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information; provided, however, that for purposes of a grant of Collateral hereunder, the term "Borrower's Books" may not include non-transferable items as set out in Section 4.1 above, but shall in any event include Borrower's information contained in such media.

    "Business Day" is any day that is not a Saturday, Sunday or a day on which the Bank is closed.

    "Cash Management Services" are defined in Section 2.1.4.

    "Closing Date" is the date of this Agreement.

    "Code" is the California Uniform Commercial Code.

    "Collateral" is the property described on Exhibit A.

    "Committed Revolving Line" is a Credit Extension of one or more Advances aggregating up to $5,000,000.00 in principal amount at any time outstanding. The maximum amount of the Committed Revolving Line may be adjusted in accordance with Section 2.1.2 above.

    "Contingent Obligation" is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but "Contingent Obligation" does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the

Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

    "Copyrights" are any and right, title and interest of Borrower of any nature in and to all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

    "Credit Extension" is each Advance, Letter of Credit, Exchange Contract or any other extension of credit by Bank for Borrower's benefit.

    "Current Liabilities" are the aggregate amount of Borrower's Total Liabilities which mature within one (1) year.

    "Equipment" is any and right, title and interest of Borrower of any nature in and to all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments.

    "ERISA" is the Employment Retirement Income Security Act of 1974, and its regulations.

    "FX Forward Contract" is defined in Section 2.1.3.

    "FX Reserve" is defined in Section 2.1.3.

    "GAAP" is generally accepted accounting principles.

    "Indebtedness" is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

    "Insolvency Proceeding" is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

    "Intellectual Property" is any and right, title and interest of Borrower of any nature in and to any of the following, now or later existing, created, acquired or held:

    (a) Copyrights, Trademarks, Patents, and Mask Works including amendments, renewals, extensions, and all licenses or other rights to use and all license fees and royalties from the use;

    (b) Any trade secrets and any Intellectual Property Rights in computer software and computer software products;

    (c) All design rights, including such rights which may be available to Borrower now or later;

    (d) Any claims for damages (past, present or future) for infringement of any of the rights above, with the right, but not the obligation, to sue and collect damages for use or infringement of the intellectual property rights above;

    All proceeds and products of the foregoing, including all insurance, indemnity or warranty payments.

    "Inventory" is any and right, title and interest of Borrower of any nature in and to present and future inventory, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any Accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

    "Investment" is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

    "Lien" is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

    "Loan Documents" are, collectively, this Agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

    "Material Adverse Change" is defined in Section 8.3.

    "Mask Works" are any and right, title and interest of Borrower of any nature in and to any mask works or similar rights available for the protection of semiconductor chips, now owned or later acquired.

    "Maturity Date" is the Revolving Maturity Date.

    "Obligations" are debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, including letters of credit and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank.

    "Patents" are any and right, title and interest of Borrower of any nature in and to any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, now owned or later acquired.

    "Permitted Indebtedness is:

    (a) Borrower's indebtedness to Bank under this Agreement or the Loan Documents;

    (b) Indebtedness existing on the Closing Date and shown on the Schedule;

    (c) Subordinated Debt;

    (d) Indebtedness to trade creditors incurred in the ordinary course of business;

    (e) Indebtedness secured by Permitted Liens;

    (f)  Contingent indebtedness arising from endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower's business;

    (g) Obligations under any interest rate currency or commodity swap agreement, interest rate cap or collar agreement or other agreement or arrangement designed to protect Borrower or its Subsidiaries against fluctuation in interest rates, currency exchange rates or commodity prices, provided that, at the time such obligations are entered into, such agreements or arrangements are for bona fide hedging operations and not for speculation;

    (h) Indebtedness with respect to surety, appeal, indemnity, performance or similar bonds in the ordinary course of Borrower's business; and

    (i)  Extensions, renewals or refinancings of the Indebtedness described in clause (b) above provided that the principal amount of such Indebtedness does not increase and such other terms of the amended Indebtedness are not materially less favorable to Borrower or its Subsidiary than the terms in effect as of the date of this Agreement.

    "Permitted Investments" are:

    (a) Investments shown on the Schedule and existing on the Closing Date;

    (b) Investments permitted by the investment policy of Borrower delivered to Bank on or before the date of this Agreement or, if any changes to the investment policy of Borrower are hereafter duly approved by the board or directors of Borrower, in any subsequent investment policy which is the most recent investment policy of Borrower delivered to Bank with a certificate of a Responsible Officer to the effect that such investment policy has been duly approved by the board of directors of Borrower and is then in effect;

    (c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

    (d) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

    (e) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (e) shall not apply to Investments of Borrower in any Subsidiary;

    (f)  Joint ventures or strategic alliances in the ordinary course of Borrower's business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by Borrower do not exceed $100,000 in the aggregate in any fiscal year; and

    (g) Investments consisting of loans to employees, officers or directors to purchase equity securities of Borrower or its Subsidiaries and other loans to employees, officers or directors in the ordinary course of Borrower's business; provided, however, that except with respect to such loans as are in effect on the date of this Agreement and more fully described on the Schedule, such loans shall not be in an aggregate principal amount in excess of $1,000,000 to any one employee, officer or director, and no such loan shall be for a term of more than 12 months.

    "Permitted Liens" are:

    (a) Liens existing on the Closing Date and shown on the Schedule or arising under this Agreement or other Loan Documents;

    (b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on Borrower's Books in accordance with GAAP, if they have no priority over any of Bank's security interests;

    (c) Purchase money Liens (i) on Equipment acquired or held by Borrower or its Subsidiaries incurred for financing the acquisition of the Equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements, replacements and the proceeds of the Equipment;

    (d) Liens on Equipment acquired or held by Borrower or its Subsidiaries in support of debt financing the acquisition of the Equipment other than purchase money financing so long as the financing is (i) incurred and funded not more than 90 days after the purchase of the Equipment by Borrower or one of its Subsidiaries, (ii) the Lien is confined to the Equipment financed, and (iii) 100% of the net funds obtained in the financing is used to pay down any amounts outstanding under this Agreement;

    (e) Leases or subleases and licenses or sublicenses granted by Borrower in the ordinary course of Borrower's business, if the leases, subleases, licenses and sublicenses permit granting Bank a security interest;

    (f)  Leases or subleases and licenses or sublicenses granted to Borrower by others in the ordinary course of Borrower's business, so long as the lease, sublease, license or sublicense and any claim arising thereunder are confined to the direct subject matter of the lease, sublease, license or sublicense, and if the assets lease or licensed are personal property and the loss of the use thereof could reasonably be expected to have a materially adverse effect on Borrower's business or operations, the leases, subleases, licenses and sublicenses permit granting Bank a security interest;

    (g) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (d), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

    (h) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7; and

    (i)  Liens of carriers, mechanics, materialmen, and vendors imposed by law and incurred by Borrower in the ordinary course of its business with respect to obligations which are not delinquent or are being contested in good faith and for which Borrower maintains adequate reserves on Borrower's Books in accordance with GAAP and on which no attachment, seizure or levy has issued.

    "Person" is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

    "Prime Rate" is Bank's most recently announced "prime rate," even if it is not Bank's lowest rate.

    "Quick Assets" is, on any date, the Borrower's consolidated, unrestricted cash, cash equivalents, net billed accounts receivable and investments with maturities of less than 12 months determined according to GAAP.

    "Responsible Officer" is each of the Chief Executive Officer, the President, the Chief Financial Officer and the Controller of Borrower.

    "Revolving Maturity Date" is August 4, 2001.

    "Schedule" is any attached schedule of exceptions.

    "Subordinated Debt" is debt incurred by Borrower subordinated to Borrower's indebtedness owed to Bank and which is reflected in a written agreement in a manner and form acceptable to Bank and approved by Bank in writing.

    "Subsidiary" is for any Person, joint venture, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

    "Tangible Net Worth" is, on any date, the consolidated total assets of Borrower and its Subsidiaries minus, (i) any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, Patents, trade and service marks and names, Copyrights and research and development expenses except prepaid expenses, and (c) reserves not already deducted from assets, and (ii) Total Liabilities plus Subordinated Debt.

    "Total Liabilities" is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower's consolidated balance sheet, including all Indebtedness, and current portion Subordinated Debt allowed to be paid, but excluding all other Subordinated Debt.

    "Trademarks" are any and right, title and interest of Borrower of any nature in and to any trademark and service mark rights, registered or not, applications to register and registrations and like protections, and the entire goodwill of the business of Borrower connected with the trademarks, in each case whether now owned or later acquired.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE AFTER OCTOBER 3, 1989, CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY THE BORROWER TO BE ENFORCEABLE.

BORROWER:
PREVIEW SYSTEMS, INC.
By:

Title:

SILICON VALLEY BANK
By:

Title:

EXHIBIT A

    The Collateral consists of all of Borrower's right, title and interest in and to the following:

    All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

    All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower's custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above;

    All contract rights and general intangibles now owned or hereafter acquired, including, without limitation, goodwill, trademarks, servicemarks, trade styles, trade names, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance and rights to payment of any kind;

    All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower;

    All documents, cash, deposit accounts, securities, securities entitlements, securities accounts, investment property, financial assets, letters of credit, certificates of deposit, instruments and chattel paper now owned or hereafter acquired and Borrower's Books relating to the foregoing;

    All Borrower's Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

Notwithstanding the foregoing, the security interest granted herein does not extend to, and the term "Collateral" does not include, any license or rights arising under any contract from a third party permitting Borrower's use of copyrights, trademarks, patents, mask works, trade secrets, intellectual property rights in computer software and computer software products, and design rights (collectively, "Intellectual Property Rights"), in each case to the extent (and only to the extent) that (i) the granting of a security interest in it would be contrary to applicable law, or (ii) that such rights are nonassignable by their terms (but only to the extent such prohibition is enforceable under applicable law, including, without limitation, Section 9318(4) of the Uniform Commercial Code) without the consent of the licensor or other party (but only to the extent such consent has not been obtained).

BORROWER HAS AGREED NOT TO CREATE, INCUR, OR ALLOW LIENS ON ITS PROPERTY EXCEPT IN LIMITED CIRCUMSTANCES. NOTWITHSTANDING ANYTHING ELSE CONTAINED HEREIN, BORROWER HAS AGREED NOT TO CREATE, INCUR, OR ALLOW ANY LIENS ON ANY OF ITS INTELLECTUAL PROPERTY RIGHTS, INCLUDING BUT NOT LIMITED TO COPYRIGHT RIGHTS, COPYRIGHT APPLICATIONS, COPYRIGHT REGISTRATIONS AND LIKE PROTECTIONS IN EACH WORK OF AUTHORSHIP AND DERIVATIVE WORK THEREOF, WHETHER PUBLISHED OR UNPUBLISHED, NOW OWNED OR HEREAFTER ACQUIRED; TRADE SECRET RIGHTS, INCLUDING ALL RIGHTS TO UNPATENTED INVENTIONS, KNOW-HOW, OPERATING MANUALS, LICENSE RIGHTS AND AGREEMENTS AND CONFIDENTIAL INFORMATION, NOW OWNED OR HEREAFTER ACQUIRED; MASK WORK OR SIMILAR RIGHTS AVAILABLE FOR THE PROTECTION OF SEMICONDUCTOR CHIPS, NOW OWNED OR HEREAFTER ACQUIRED; CLAIMS FOR DAMAGES BY WAY OF ANY PAST, PRESENT AND FUTURE INFRINGEMENT OF ANY OF THE FOREGOING.

    Borrower and Bank are parties to that certain Negative Pledge Agreement, whereby Borrower, in connection with Bank's loan or loans to Borrower, has agreed, among other things, not to sell, transfer, assign, mortgage, pledge, lease, grant a security interest in or encumber any of its Intellectual Property without Bank's prior written consent.

EXHIBIT B

LOAN PAYMENT/ADVANCE TELEPHONE REQUEST FORM
DEADLINE FOR SAME DAY PROCESSING IS 3:00 P.M., P.S.T.

TO: CENTRAL CLIENT SERVICE DIVISION	DATE:

FAX#: (408) 496-2426	TIME:

FROM:	CLIENT NAME (BORROWER)
REQUESTED BY:	AUTHORIZED SIGNER'S NAME
AUTHORIZED SIGNATURE:
PHONE NUMBER:

FROM ACCOUNT #	TO ACCOUNT #

REQUESTED TRANSACTION TYPE		REQUEST DOLLAR AMOUNT
PRINCIPAL INCREASE (ADVANCE)	$
PRINCIPAL PAYMENT (ONLY)	$
INTEREST PAYMENT (ONLY)	$
PRINCIPAL AND INTEREST (PAYMENT)	$

OTHER INSTRUCTIONS:

All Borrower's representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the telephone request for and Advance confirmed by this Borrowing Certificate; but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of that date.

BANK USE ONLY

TELEPHONE REQUEST:

The following person is authorized to request the loan payment transfer/loan advance on the advance designated account and is known to me.

Authorized Requester		Phone #

Received By (Bank)		Phone #
Authorized Signature (Bank)

EXHIBIT C
COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK
FROM:

   The undersigned authorized officer of                       certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the "Agreement"), (i) Borrower is in complete compliance for the period ending                  with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date. Attached are the required documents supporting the certification. The Officer certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under "Complies" column.

Reporting Covenant	Required	Complies
10-Q	Quarterly within 45 days	Yes	No
Annual (CPA Audited)	FYE within 90 days	Yes	No
10-K and 8-K	Within 5 days after filing with SEC	Yes	No
Financial Covenant	Required	Actual		Complies
Maintain on a Quarterly Basis:
Minimum Quick Ratio	3.0:1.0		:1.0	Yes	No
Minimum Tangible Net Worth	$60,000,000	$		Yes	No

Comments Regarding Exceptions: See Attached.

Sincerely,

SIGNATURE

TITLE

DATE

BANK USE ONLY
Received by:
AUTHORIZED SIGNER
Date:
Verified:
AUTHORIZED SIGNER
Date:
Compliance Status: Yes No

PREVIEW SYSTEMS, INC. SCHEDULE OF EXCEPTIONS
PERMITTED INDEBTEDNESS AND PERMITTED LIENS

Lease Commitments	Lease Number	Monthly Payment	Begin Date	End Date
Copelco (Muratec Fax)		135.00	11/9/98	11/9/01
Copelco (Minolta 3050 Copier)		325.00	12/15/96	12/15/01
Copelco (Minolta 5050 Copier)		515.00	1/15/98	11/20/02
First Corp. (equipment)	91009019	1,102.00	10/4/97	8/4/00
First Corp. (equipment)	91009020	771.00	1/5/98	11/5/00
First Corp. (equipment)	91009021	1,075.00	1/5/98	11/5/00
First Corp. (equipment)	91009022	1,308.00	3/24/98	3/24/01
First Corp.—Preview Systems (equipment)	91310601	944.00	12/9/98	11/1/01
First Corp.—Preview Systems (equipment)	91310602	1,221.00	12/17/98	11/1/01
First Corp.—Preview Systems (equipment)	91310603	3,394.00	1/8/99	2/8/02
First Corp.—Preview Systems (equipment)	91310604	2,252.00	3/9/99	2/9/02
First Corp.—Preview Systems (equipment)	91310605	1,815.00	6/4/99	4/4/02
Toshiba America Info Sys (Copier Cupertino)		735.66	12/06/99	11/06/02
1000 Broadway Bldg Ltd (Portland Office)		29,436.00	3/1/98	12/31/02
Interwoven (Sunnyvale Office)		99,500.00	1/15/00	8/31/03
Interwoven (Furniture Rental)		3,430.00	1/15/00	8/31/03
Regus (UK Office)		5,500.00	7/3/00	9/3/00
Regus (UK Office)		15,000.00	9/4/00	3/3/01
Kinetic (UK Office)		4,000.00	11/15/99	8/31/01
Other Permitted Indebtedness/ Permitted Liens	Loan Date	Amount	Payment	Maturity Date
Silicon Valley Bank-Term Loan	11/2/98	472,154.00	13,115.00	11/2/98	Balance @ 6/30/00 is 222,969
Hellman-purchase of patent	4/17/99	500,000.00	25,000/qtr	11/3/98	Balance @ 6/30/00 is 283,786

Other Permitted Liens

Material License Agreements (4.1)

Cooperation Agreement between the Renewable Security Services Group of Intel Corp. and Preview Systems Inc. dated September 14, 1999

OEM Master License Agreement between Portland Software Inc. and RSA Data Security Inc. dated July 15, 1996 (assigned to Preview Systems Inc. September 3, 1999)

OEM Master License Agreement between Portland Software Inc. and RSA Data Security Inc. dated May 2, 1997 (assigned to Preview Systems Inc. September 3, 1999)

Software License and Development Agreement between Preview Systems Inc. and PACE Anti-Piracy dated January 15, 1999

Software License Agreement between Lucent Technologies and Preview Systems Inc. dated January 21, 2000

AAC Patent License Agreement between AT&T Corp., Dolby Laboratories Licensing Corporation, Fraunhofer-Gesellschaft, zur Forderund der angewandtern Forschung, Sony Corporation and Review Systems Inc. dated June 29, 2000

Development, Marketing and Support Agreement between Microsoft Corporation and Preview Systems Inc. dated December 5, 1999

Lease Deposits over $150,000 (7.5)
Interwoven	$298,000 1/2 cash, 1/2 standby letter of credit
PERMITTED INVESTMENTS
Loans to Officers	Loan Date	Amount	Interest Rate	Maturity Date
Vincent Pluvinage	7/5/99	812,475.00	5.32%	7/5/02
Brad Solso	7/6/99	974,970.00	5.32%	7/6/02
Vincent Pluvinage	1/2/98	25,000.00	6.00%	6/6/01
Vincent Pluvinage	10/14/97	25,000.00	6.00%	5/27/01
Vincent Pluvinage	12/31/97	75,000.00	6.00%	6/6/01
		1,912,445.00
Cash Management Accounts (investments made pursuant to Corporate Investment Policy)
Morgan Stanley Dean Witter
Solomon Smith Barney
Robertson Stephens
Other Permitted Investments	# of Shares
e-Academy	1,000,000	Common Stock owned outright, issued as part of license deal in 1999
Supertracks, Inc.	209,000	Warrants to purchase preferred shares @ $.56 per share, issues as part of strategic alliance agreement.
Preview Systems International	1,000	Purchased for $250,000 to establish international holding company for UK branch operation